Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-165065) of Anheuser-Busch InBev SA/NV of our report dated June 15, 2015, relating to the financial statements and supplemental schedule of the Anheuser-Busch 401(k) Savings and Retirement Plan as of and for the year ended December 31, 2014, which appears in this Form 11-K.

/s/ Grant Thornton LLP

Chicago, Illinois

June 15, 2015